Exhibit 99.2

For Information: Scott Lamb
Telephone: (713) 332-4751	February 11, 2005

KAISER ALUMINUM OBTAINS COURT APPROVAL OF NEW FINANCING ARRANGEMENT

     HOUSTON, Texas, February 11, 2005 — Kaiser Aluminum announced that the U.S. Bankruptcy Court for the District of Delaware has approved the company’s previously announced new financing arrangement.

     The new financing arrangement is an agreement with JPMorgan Chase Bank, National Association, J.P. Morgan Securities Inc., and The CIT Group/Business Credit, Inc., under which Kaiser will be provided with a new $200 million Debtor-in-Possession (DIP) credit facility intended to remain in place until the company’s emergence from Chapter 11. The new financing arrangement also provides a commitment to Kaiser for a multi-year exit financing in the form of a $200 million revolving credit facility and a fully drawn term loan of up to $50 million upon the company’s emergence from Chapter 11.

     The company closed on the new DIP credit facility today.

     Kaiser President and Chief Executive Officer Jack A. Hockema said, “Approval of the new financing arrangement demonstrates Kaiser’s continuing financial stability, and it is another important step as we prepare to file our formal Plan of Reorganization and Disclosure Statement within the next few months.”

     Kaiser Aluminum (OTCBB:KLUCQ) is a leading producer of fabricated aluminum products and owns interests in alumina and primary aluminum.

F-1011

     Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.